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                         [Logo] www.iparty.com

                                                                       10/22/98

Mr. Eric Berg
25 East 86th Street
New York, NY 10028

Dear Eric:

This letter will confirm our agreement to hire you as Chief Technology Officer of iParty Corp., effective October 26, 1998. The basic terms of our agreement are as follows:

1. Base compensation: $90,000 per year minimum; to be reviewed in January, 1999. Initial term is 10/26/98 through 12/31/99.
2. Signing bonus: $10,000 cash, payable 10/26/98.
3. Options: 90,000 options to purchase iParty common stock granted as of 10/26/98, at a strike price of then market (approx. $1.25), and vesting six months from date of grant. Company policy is to issue additional options annually in an amount equal to the employee's base salary (at a minimum). Our counsel will prepare an option agreement for your approval.
4. Vacation: Four weeks per year; no more than two weeks at a time.
5. Benefits: Medical, dental, and disability insurance coverage; and participation in company 401(k) plan, all as defined in the company handbook.
6. Severance: In the event that your employment is terminated by iParty for reasons other than cause or violation of the company confidentiality agreement (attached hereto), and provided you have been employed by iParty for at least three months, you will continue to be paid at your full base salary rate for a period of three months from date of termination, and at half your base salary rate for an additional three months. Such severance payment will cease at such time as you obtain other employment. iParty will pay to continue your health insurance coverage under COBRA for six months from the date of termination (or, if lesser, until such time as you obtain other employment).
7. Other: Such matters as paternity leave, optional benefits, travel and entertainment policies, etc., are fully described in the company handbook.

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If the above terms are agreeable to you, please sign a copy of this letter and return it to me with a signed copy of the enclosed confidentiality agreement.

Maureen, Katie and I, as well as the members of the Board of Directors, are delighted that you are joining the iParty team and we look forward to working with you.

                                       Sincerely,


                                       /s/ B.A. Hero, Jr.
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                                       B.A. Hero, Jr.


Agreed:

Eric Berg
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Eric Berg